Issuer Free-writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-251959

filed March 16, 2021

Alfi, Inc. (“we“ or “us”) has filed a registration statement (including a preliminary prospectus) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on Form S-1 (SEC File No. 333-251959) for the offering to which this presentation relates. Such registration statement has not yet become effective. Shares of our common stock and warrants may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This presentation highlights basic information about us. Because it is a summary only, it does not contain all of the information that you should consider before investing. Before you invest, you should read the prospectus in the Registration Statement and other documents that we have filed with the SEC for more complete information about us. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by contacting Kingswood Capital Markets, 17 Battery Place, Suite 625, New York, NY 10004, ATTN: Investment Banking Department, e-mail info@kingswoodcm.com. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus or approved or disapproved the common stock offered pursuant to the above referenced registration statement and prospectus. Any representation to the contrary is a criminal offense.

This presentation contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Registration Statement. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, dividends, results of operations and other financial and operating information. When used in this presentation, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

The forward-looking statements contained in this presentation are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to it and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described in the Registration Statement, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in the “Risk Factors” section of the Registration Statement, many of which are beyond our control. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this presentation speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Transcript of Alfi In Action Video

Alfi is a platform that uses artificial intelligence and machine learning to deliver targeted advertising in an ethical and privacy-conscious manner.

Let’s see Alfi in action.

When no one is in front of the device, Alfi delivers advertising in the traditional manner; randomizing ads like all other Digital Out of Home screens. However, when someone passes in front of the device, Alfi uses its patented and proprietary models to determine their key demographics.

Alfi is then able to search through its database of advertisements to serve up the most relevant content based on the criteria determined by the advertiser.

The end result is content that is relevant to the end user and targeted by the advertiser all in a manner that remains GDPR and CCPA compliant since no personal information about the individual was every required.

Each Alfi device is connected to the internet, allowing for real-time curating of content and advertisements. By logging into Alfi’s portal, an advertiser is able to add or remove content, and adjust their target audience.

Additionally, Alfi’s data rich reporting allows for deep analysis with drill-through capability giving advertisers an unprecedented look into their customer’s behavioral patterns in the Digital Out Of Home marketplace.

Alfi is able to deliver advertising interactions that exceed the industry standards while respecting users privacy. With targeted content we allow advertisers to deliver the right content, to the right person, at the right time in a respectful and ethical manner.